EXHIBIT 99.1

ENGlobal Reports Third Quarter Results

Sequential Quarterly Operational Improvements

HOUSTON, Nov. 10, 2011 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, announced today its financial results for the third quarter ended September 30, 2011.

Third Quarter 2011 Highlights Compared to Third Quarter 2010, except as otherwise noted:

  $(0.05) earnings per diluted share, an increase of 74%
  Revenue of $79.8 million, a decrease of 2%
  Gross Profit from operations of $8.5 million, an increase of 33%
  Consolidated Gross Profit Margin as a percentage of revenue of 10.6%, an increase from 7.8%
  Adjusted EBITDA from continuing operations, excluding non-operational items, of $2.0 million

ENGlobal reported a net loss of $1.3 million, or $(0.05) per diluted share, for the quarter ended September 30, 2011. This represents an increase of 76% over net loss of $5.2 million and an increase of 74% over earnings per diluted share of $(0.19) for the same period last year. Third quarter revenues decreased to $79.8 million, 2% lower than the $81.8 million for the third quarter of fiscal year 2010, but an increase from $79.6 million in the second quarter 2011.   The Company's third quarter operating results includes the reclassification of the Electrical Services division to discontinued operations as well as a pre-tax charge of approximately $890,000 that was necessary to provide additional reserves for an uncollectable note receivable from a bankrupt client and a litigation matter involving what we believe are industry standard pay practices. Adjusted EBITDA from continuing operations, for these non-operational items, increased to $2.0 million in the third quarter from $0.1 million in the third quarter of 2010.

Commenting on ENGlobal's third quarter results, President and Chief Executive Officer, Edward L. Pagano said, "Our operating results for the third quarter continue to show sequential positive trends. Both revenues and gross margins have shown improvement when compared to the first half of the year, which indicates that we have stayed true to our earlier prediction of a slow recovery throughout 2011. The net loss in the third quarter was due in large part to our underperforming Electrical Services division in our Automation segment which has been reclassified to discontinued operations."

Mr. Pagano continued, "Even as worldwide economic uncertainties slow the overall pace of recovery, ENGlobal has been able to maintain sequential quarterly revenue, which underscores the success of our corporate strategy. We are encouraged by the increasing level of interest in our services, proposal activity, and subsequent project awards from targeted markets, both domestically and overseas. Both prospects and proposals are up significantly from the second quarter and our efforts to cross-sell our services across all segments have put us in a good position to win contracts. ENGlobal will continue to focus on efficient execution, which should result in higher levels of profitability in the future."

Non-GAAP Disclosure:

The information provided below is based on non-GAAP financial measures. Schedules for the GAAP to non-GAAP adjustment reconciliations in this press release are provided in the accompanying schedule. Management believes excluding legacy issues shows ENGlobal's current operational performance and serves as a more meaningful metric to track the Company's progress. ENGlobal reported adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations of $2.0 million for the quarter as compared to $0.1 million for the same period in 2010 and $2.3 million for the second quarter 2011. For the nine months ended September 30, 2011, ENGlobal reported an adjusted EBITDA from continuing operations of $3.2 million, compared to a loss of $6.4 million for the same period in 2010.

The Company's consolidated Gross Profit Margin as a percent of revenue increased to 10.6% in the three months ended September 30, 2011 from 7.8% in the prior year period. The primary reasons for this increase are higher quality projects in the Engineering segment and cost efficiencies in the Automation segment.

The following table illustrates the composition of the Company's revenue and profitability for the three months ended September 30, 2011 and 2010, respectively:

	Quarter Ended				Quarter Ended
	September 30, 2011				September 30, 2010
	(dollars in millions)

Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$46.7	58.5%	10.0%	5.7%	$44.7	54.6%	10.4%	(9.8)%
Automation	13.8	17.3%	15.4%	7.0%	11.1	13.6%	(2.3)%	(11.7)%
Field Solutions	19.3	24.2%	8.7%	0.6%	26.0	31.8%	7.5%	3.8%
Consolidated	$79.8	100.0%	10.6%	0.3%	$81.8	100.0%	7.8%	(10.0)%

Overall, selling, general and administrative ("SG&A") expenses decreased $6.3 million, or 43.2%, from $14.5 million in 2010 to $8.2 million for the three months ended September 30, 2011. The primary reason for this decrease was the decrease in bad debt expense mainly attributable to the SLE write-off in 2010. As a percentage of revenue, SG&A decreased to 10.3% for the three months ended September 30, 2011, from 17.8% for the comparable period in 2010.

The Company's "days of sales outstanding" increased to 70 days at September 30, 2011, from 56 days at September 30, 2010, and 65 days at June 30, 2011. Bad debt expense was approximately 0.4% and 9.0% of revenue for the quarters ended September 30, 2011 and 2010, respectively. The increase in days of sales outstanding was primarily attributable to increased sales to clients whose payment practices are slower than existing clients or whose terms are greater than 60 days. The Company continues to manage its billing and client collection processes toward reducing days sales outstanding to the extent practicable.

Long-term debt and capital leases, net of current portion, decreased 100.0% from $252,000 at December 31, 2010 to $0 at September 30, 2011. As a percentage of stockholders' equity, long-term debt decreased to 0.0% from 0.4% over this nine-month period. Cash on hand and availability under the Company's credit facility, after consideration of loan covenant and borrowing base restrictions, totaled approximately $3.7 million. At September 30, 2011, the amount outstanding on the Wells Fargo Credit Facility was $21.3 million compared to $18.7 million at December 31, 2010. As of November 4, 2011, the amount outstanding on the Wells Fargo Credit Facility was $14.4 million. We traditionally maintain significant availability under our line of credit to meet our short-term liquidity requirements.

ENGlobal's employee count was approximately 2,000 for the quarter ended September 30, 2011, a 5% decrease when compared to third quarter 2010. ENGlobal averaged approximately 153,000 billable hours per two-week period during the third quarter 2011, an 8% decrease, when compared to approximately166,000 hours in the same period in 2010, and a slight decrease from an average of approximately156,000 hours in second quarter 2011. ENGlobal reached approximately 157,000 billable hours per two-week period at September 30, 2011. The Company's overall utilization percentage was approximately 91% for the third quarter of 2011, compared with approximately 90% for the comparable period of 2010.

Later this morning, the Company will host a conference call to discuss its quarterly results at 11:00 a.m. ET (10:00 a.m. CT). To participate in the conference call, please dial (877) 711-4010 (Domestic) or (706) 643-4549 (International), and enter the Conference ID #23056136 approximately 10 minutes before the scheduled start time and request the "ENGlobal Third Quarter 2011 Earnings Conference Call." If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Thursday, November 24, 2011. The replay can be accessed by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International), Conference ID #23056136. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company's website shortly after the call concludes.

The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 will be filed with the Securities and Exchange Commission this morning reflecting these results.

About ENGlobal

ENGlobal (Nasdaq:ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Engineering & Construction, Field Solutions, and Automation. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal's Field Solutions segment provides project management and staffing for right-of-way and site acquisition, inspection, permitting, regulatory services, and legislative outreach. The Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, information technology, cyber-security, and heat tracing projects. ENGlobal has approximately 2,000 employees in 12 offices and 9 cities. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its new alliance contract and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to resolve legacy issues in a timely and efficient manner; (2) achieve our business strategy while effectively managing costs and expenses; (3) our ability to respond appropriately to the current worldwide economic situation and the resulting changes in demand for our services and competitive pricing pressure; (4) our ability to collect accounts receivable in a timely manner; (5) our ability win new projects that we can perform on a profitable basis; (6) our ability to perform profitably on large project awards and to win other projects that we can perform on a profitable basis; (7) our ability to accurately estimate costs and fees on fixed-price contracts; (8) the profitability of our master service agreements; (9) the effect of changes in the price of oil; (10) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable;(11) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (12) the effect of changes in our competitive position within our market in view of, among other things, increasing consolidation currently taking place among our competitors. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

Non-GAAP Financial Measures

Adjusted EBITDA is presented in this release for certain periods in 2011 and 2010. Adjusted EBITDA is not a generally accepted accounting principles ("GAAP") measure and is not intended to be used in lieu of a GAAP presentation of net income/loss. Adjusted EBITDA is presented in this release because ENGlobal believes it provides additional information with respect to its financial performance and its ability to meet future debt service, capital expenditures and working capital requirements. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that ENGlobal believes impact the comparability of financial results between reporting periods. Although ENGlobal presents selected items that it considers in evaluating its performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in ENGlobal's operating results are also caused by changes in project volume, commodity prices, exchange rates, and numerous other factors. These types of variances are not separately identified in this release. Because all companies do not use identical calculations, ENGlobal's presentation of Adjusted EBITDA may be different from similarly titled measures of other companies. A reconciliation of net loss attributable to ENGlobal to Adjusted EBITDA for the periods presented is included in the tables at the end of this release.

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Financial Highlights
(dollars in thousands, except losses per share)

	Quarter Ended		Nine-Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Operating revenues	$79,788	$81,810	$221,979	$221,009
Operating costs	71,327	75,452	200,233	205,943
Gross profit	8,461	6,358	21,746	15,066

Selling, general and administrative expenses	8,249	14,531	23,328	32,187
Operating income (loss)	212	(8,173)	(1,582)	(17,121)

Other income (expense):
Other income (expense), net	$(8)	$(34)	(68)	114
Interest expense, net	$(303)	$(101)	(711)	(255)

Loss from continuing operations before income taxes	(99)	(8,308)	(2,361)	(17,262)

Provision (benefit) for federal and state income taxes	$138	$(3,045)	(460)	(5,822)

Loss from continuing operations	$(237)	$(5,263)	$(1,901)	$(11,440)

Income (loss) from discontinued operations, net of taxes	$(1,036)	$62	$(1,203)	$184

Net loss	$(1,273)	$(5,201)	$(3,104)	$(11,256)

(Loss) per common share - basic and diluted:
Loss from continuing operations	$(0.01)	$(0.19)	$(0.07)	$(0.42)
Income (loss) from discontinued operations	$(0.04)	$0.00	$(0.05)	$0.01
Net loss	$(0.05)	$(0.19)	$(0.12)	$(0.41)

Weighted average shares used in computing losses per share - basic and diluted (in thousands):	26,620	27,073	26,585	27,309

Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA from Continuing Operations
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Operating income (loss), as reported	$212	$(8,173)	$(1,582)	$(17,121)
SLE receivable write down / Legal accrual	889	7,300	2,039	7,300
Depreciation and Amortization	850	939	2,730	3,432
Adjusted EBITDA from continuing operations	$1,951	$66	$3,187	$(6,389)

	Three Months Ended
	September 30, 2011	June 30, 2011
Operating income (loss), as reported	$212	$1,233
SLE receivable write down / Legal accrual	889	150
Depreciation and Amortization	850	931
Adjusted EBITDA from continuing operations	$1,951	$2,314

Selected Balance Sheet Information (in thousands):
	As of
	September 30, 2011	December 31, 2010

Cash (1)	$34	$49
Working capital	29,629	30,200
Property and equipment, net	3,439	4,416
Total assets	116,283	110,324
Long-term debt, net of current portion	—	252
Stockholders' Equity	62,305	65,102

(1) ENGlobal uses its cash position to pay down its line of credit with Wells Fargo Bank.

CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com